Resolve Networks

IRL (in real life) game platform where players do good deeds and raise money for charity


RESOLVE
NETWORKS

Invest

$99.00 minimum investment

Deadline January 13, 2021
in 2 months

Share Price
$1.00

Total Raised
$0

Valuation
$7,430,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Resolve Networks has created a game platform that makes it possible for players to do good deeds and earn money for causes they care about. Moreover, the platform will help nonprofits overcome two universal challenges - engaging volunteers and increasing donations.

DEAL HIGHLIGHTS

- A purpose worthy of donation, but within a commercial venture
- Proof of concept Apps available now for iOS and Android
- Crowdfund is part of an integrated campaign " Operation Comeback"

RECOMMENDATIONS



"Beyond sourcing volunteers and providing income from new sources, Mario's idea of equipping nonprofits with free tools that are commonly used in Silicon Valley marketing to prove attribution and impact has great potential to improve social impact. As stewards of the data created by the gamification of good, Resolve Networks can also license this data as part of monetizing and growing the purpose impact of the company."

Don Jaworski
Silicon Valley CEO, Palo Alto, CA



"Resolve Networks is a great idea! With their first game titles, Resolve Networks is proving that it is possible (and profitable!) to create real-world benefits for gamers, their communities and the non-profits they support. Best of all, the virtuous circle is funded by impact-conscious companies who choose to redirect current marketing dollars to enjoy even more brand awareness and impact than was possible before."

Alex Chompff
Executive Director at Evolution Accelerator, El Dorado Hills, CA

TESTIMONIALS



"Every person who ventures outside can protect and enjoy our world responsibly and contribute to restoring natural areas. By encouraging people to get outside and do their part by picking up trash, the 0Trace game by Resolve Networks amplifies the Leave No Trace mission to empower people to take care of our beloved outdoor spaces."

Dana Watts
Executive Director of the Leave No Trace Center for Outdoor Ethics, Boulder, CO



"Resolve Networks came to us with a new idea that can not only help raise awareness and funds, but can help us connect with more supporters who also care about the needs of veterans, first responders, and their families," said Tempa Sherill, COO, 22Kill. "We believe those in our Tribe who risk their lives for others deserve to get the help they need, and we continually look for new innovations that can help those we care for heal as individuals and families."

Tempa Sherrill
Chief Operations Officer at 22KILL, Dallas, TX

PROBLEM

Doing good is not easy, especially in a 3-way marketplace.

- **Individuals** - Humans want to do good for others, but otherwise in the US spend >2,000hrs/yr staring at their smartphones, consuming ads and feeling less than productive

> There are no easy ways powered by technology to make a direct impact on causes outside of donating money, which not everyone has

- **Brands** - A 2020 Zeno Group study concluded that 83% of B2B & B2C audiences feel companies do not deserve to earn a profit if they don't also deliver a positive social impact, yet only 37% believe companies actually do generate positive social impacts

> No marketing products (yet) exist that focus on measurable social impact. Bankrolling one's own campaigns is traditionally costly, low-yield and less credible

- **Nonprofits** - Engaging volunteers and increasing donations is both difficult and costly. Donors increasingly want to see quantifiable results, no different than executives demand proof from Marketing in for-profit business

> Even worse, in the information age, charitable organizations struggle or fail to provide detailed attribution of specific donation dollars to specific delivery of measurable impact


Brands
CSR Initiatives
Brand Marketing
Audience Engagement
Players
Desire for Good
Desire for Impact
"Happy" Chemicals
Charities
Brand Marketing
Volunteer Engagement
Income from Donations
Not Easy
Not Scalable
Not Fun

Problem

SOLUTION

Purpose marketing based on actual social impact

A new set of solutions that connect brands, consumers and non-profits in a virtuous circle. Think of games on the Resolve Networks platform like Pokemon Go, but with a purpose. Contrary to today's pay-first marketing offerings, brands sponsor game campaign goals that players meet, then pay later (with tax deductible dollars) for player engagement and social impact

- **Individuals** - Anyone with a smartphone can perform missions/activities that directly impact causes they care about at no cost to them.

> Player's generate cash donations to nonprofits, a win-win.

- **Brands** - Companies can invest in marketing campaigns that deliver measurable social outcomes.

> Rather than pay up front and hope for results that meet their KPI targets, they sponsor the outcomes after the results meet or exceed their KPIs.

- **Nonprofits** - fundraising and sourcing volunteers are both costly and difficult, until there is an "app for that."

> The free platform provides a clear measurement of the impact created by the brand's investment. It is a continuous, ongoing value creation that is easy-to-measure.


Brands
Win-Win
Win-Win
Win
Win
Win
Players
Charities
Win-Win

Solution

Today, nonprofits aggressively compete for philanthropic funds which were ~$450B in the US in 2019, a pool that will likely be smaller given the realities of 2020. Resolve Networks provides nonprofits with access to corporate marketing budgets, a source that is an order of magnitude (>10X) or larger than corporate philanthropy budgets.

As a platform, our GoToMarket plans to be via the large and robust ecosystem of marketing agencies (brand, social, digital marketing, creative, etc), with a channel of software development companies to help licensees create their own games if they do not have expertise internally to use the SDK & APIs build their own apps.

Starting with our first mission beneficiaries and other organizations that share the same purpose, Resolve Networks has access to an "army of volunteers" from those audiences in addition to parallel Marketing efforts. For example, visitors to state and national parks collect trash because they care so much about these spaces, and veteran organizations collect trash because of their uncommon affinity for their brothers and sisters in need of support.

BUSINESS MODEL

Resolve Networks connects players, brands, and nonprofits in a virtuous circle. At the proof of concept stage, as player coins are sponsored by brands, Resolve Networks receives donation processing fees for facilitating the transactions it enabled.

Development plans using seed capital will include adding a variety of well understood and proven monetization opportunities used in mobile games and social networks. We envision never charging players to play, nor nonprofits who use the platform to measure positive outcomes. As stewards of the data created by the gamification of good, Resolve Networks can also license this data as part of monetizing and growing the purpose of the company.

Enabling the marketing agency channel for scaling sales and the software development channel to support scaling platform licensing, Resolve Networks can focus on its own purpose over profit. Brands "pay later" for the "give first" outcomes players create by earning coins in the game that prove the sponsor's purpose impact.

Business model


AT&T 2:23 PM 94%
Trash Cleanup - Any 7-Eleven
Total Items: 77.0
Coins Earned: 75.5
Summary Report:
Before grabbing a Big Gulp, I earned more than $7 for charity in just a few minutes!
Share
Close

MARKET


Advertising
>$150B
In the
Flow of
~$650B
Mobile
Games
$68B
Charitiy
$427B

Market

Inverting Mobile Game | Marketing | Charity = Different. Resolve Networks operates in the ~$650B flow of these markets (2019):

- Casual Mobile Games are huge, $68.5B in 2019 [1], growing fast in 2020
- Advertising is huge, >$150B [2] for "Tech Giants" and still growing
- Charity is huge, $427B in 2018 [3], shrinking fast in 2020

There are several for-profit companies serving nonprofits with technology solutions for their business, but none with a model that enables those solutions to be offered to nonprofits for free. Purpose can outrank profit, and our mission is to prove that the good created by nonprofits using the platform will itself be a TAM measured in millions in 2021, and billions of $ in the coming years.

[1] Mobile gaming is a $68.5 billion global business, and investors are buying in - TechCrunch
[2] How the Tech Giants Make Their Billions - Visual Capitalist
[3] Giving USA 2019 : Americans gave $427.71 billion to charity in 2018 amid complex year for charitable giving - Giving USA

COMPETITIVE LANDSCAPE

The realm of IRL games has yet to be fully explored since the smash hit Pokemon Go in 2016. Objectively, game titles on the Resolve Networks platform compete for players' time and energy rather than other companies. As the wildly popular Netflix documentary The Social Dilemma points out, people are spending upwards of 2,000 hours a year on their phones generating revenue for tech giants. Games on the Resolve Networks platform will give people the choice to do something productive on their devices with some of this time. It won't bring about the instant gratification that can come with playing Candy Crush or Angry Birds, or scrolling through Facebook, Instagram or TikTok feeds. Instead, longer-lasting, delayed gratification is the result of playing our game titles.

The concept of brand sponsorship is what sets Resolve Networks apart. Most apps-for-a-cause ask users to do something for themselves (diet, run, get out of bed). If fiscal rewards are involved, they are small. Resolve Networks' games connect brands with purpose, where players who share that purpose engage to serve something bigger than themselves. Brands become active members in a virtuous circle for a greater good. When consumers can see and connect with a brand's purpose, they reward the company by using their services, buying their products, and remaining loyal during challenging times.

We imagine a world where people spend less time in casual mobile games and social networks on their smartphones, choosing instead to invest part of that time doing good. We believe people will make the world a better place, and feel happier and more fulfilled as part of this good.

Competition

Affinity Group / Purpose	Classic Offline Community	Modern Online Community	Primary Use	What Drives Engagement
Friends and Acquaintances	Alumni & other Associations	facebook	Entertainment	Dopamine*
Business Colleages and Contacts	Rolodex / Rotary Chamber of Commerce	LinkedIn	Employment	Easier than the old way of engaging
Family	Phone / Mail	ancestry	Family History	New insights
Neighbors	Door to door, community events	Nextdoor	Local Advice	Using trusted recommendations
Veterans & Vet Supporters	Veterans Orgs	COMEBACK LEAGUE	**Real World** Service for Vets	Dopamine*, Serotonin*, Oxytocin* + Endorphins

* = Human hormone responses support trust, generosity, mood, and the motivation to take action

PROGRESS

Created by veterans, for veterans, to serve veterans, **Comeback League** challenges players to first do good by their local environment. Coins earned by players will initially benefit 22Kill, a nonprofit organization focused on preventing suicide among veterans and first responders. Players choose trash collection missions in specific areas of their community. The platform keeps track of players' success, awarding them game coins for their works. As coins accumulate and campaign goals are met, they are converted to currency for charity.

The 2nd proof of concept game, **0Trace**, benefits the Leave No Trace Center for Outdoor Ethics, a nonprofit organization that protects the outdoors by teaching and inspiring people to enjoy it responsibly. Both concept games focus on a single mission type: community cleanup. In addition to environmental missions, these and future-state game titles will include activities supporting wellbeing and opportunity, along with game leaderboards and contests. Players will create a positive impact on their community while also earning for a cause they care about.

Have a smartphone? Text "Comeback" or "0trace" to 56525 to receive a link to the Apps on your App Store. A clickable prototype of the app can also be experienced to give you an idea of what game improvements will look like in 2021 (great on iOS or web, less elegant on Android), click here to check it out.

Resolve Networks plans to seek additional seed funding from accredited investors to match what is raised in the Netcapital campaign.

TEAM

Our Operation Comeback campaign aims to bring volunteers, part-time "reservists" (equal to two days per month + 2 weeks per year), and full-time staff to this community effort for good. The passion project of two Marine Corps veterans, Resolve Networks was founded and bootstrapped by a Silicon Valley technologist and marketer with experiential learning from public companies, turnarounds, nonprofit volunteer roles, and 4 startups, 3 of which live on with products still selling today.



Mario Blandini
Founder & CEO

A Marine Corps veteran 1990-1996, Mario relocated from Silicon Valley to DFW in 2019 to build the company he first imagined in late 2017. Formative years working hands-on with technology anchor his expertise, which has grown with the pace of innovation spanning the information age from mainframes to cloud. This foundation has been material to his success in Silicon Valley Marketing, as automation, SaaS tools, and data science have made the Marketing craft more an IT discipline than a creative art. More information @LinkedIn.



Ted Darr
Head of Data

A Marine Corps veteran 1990-1995 and Eagle Scout, Ted spent the first half of his civilian career working on aircraft for American Airlines before moving into software development. His next chapter focused on design and coding in the energy, banking, aviation, and mass media industries. His data science company serving political candidates supported dozens of successful election campaigns. More information @LinkedIn.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$105,000	9.8%
Product Development	$600,000	56.1%
Channel Enablement	$40,000	3.7%
Community Development	$40,000	3.7%
Marketing & Promotion	$82,570	7.7%
Geographic Expansion	$60,000	5.6%
3rd and 4th Game Titles	$90,000	8.4%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Resolve Networks, Inc.. This offering must raise at least $10,000 by January 13, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Resolve Networks may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,500,000 shares

× $1.00 per share

$8,500,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- Twitter

UPDATES

Nov 13, 2020 • Primary offering of 1,070,000 shares at $1.00

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